Exhibit 99.1

news release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
April 28, 2005	Paul Lefebvre, Sonic Solutions
415.893.8000 phone • 415.893.8008 fax
NASDAQ:SNIC	paul_lefebvre@sonic.com email

Sonic Solutions Promotes Dave Habiger to President and Chief Operating Officer

New Position Created to Foster Sonic’s Expanded Business

Novato, California (April 28, 2005) — Sonic Solutions (NASDAQ: SNIC), the leader in digital media software, today announced the promotion of David Habiger to the newly-created position of president and chief operating officer; he will report to Bob Doris who remains Sonic’s chairman and CEO. In his new role, Habiger, 36, will oversee Sonic’s three business units – the Roxio Division which develops and markets award-winning desktop and consumer PC applications, the Advanced Technology Group which develops and licenses Sonic’s core technologies to the PC and CE markets, and the Professional Products Division which provides digital media production systems for professionals. The general managers of the three business units will report to Habiger; managers heading other company functions, including finance, operations, business development and strategy, will continue to report to Bob Doris. Habiger, who has been with Sonic for over 10 years, was previously senior VP and general manager of Sonic’s Roxio Division which develops and markets the Company’s popular line of consumer software applications. The creation of the new position will allow Sonic to better support its growing business and expanded strategy in the Consumer PC, CE and professional markets.

“I have worked closely with Dave Habiger for over a decade, and he has been involved with virtually every aspect of our business,” said Bob Doris. “In the past few years, Dave was the person most responsible for developing key OEM relationships with Dell, HP, Avid and other major partners, and, most recently, he has architected the integration of the Roxio consumer software group into Sonic’s operations. The result is that Sonic is in an extremely strong competitive position today and poised for excellent growth. Dave’s promotion to president and COO creates a top-level structure that supports the larger, world-class company that Sonic has become.”

“I’m honored to take on an increased role at Sonic and appreciate the confidence that Bob and the other members of Sonic’s board have placed in me,” said Habiger. “The team we’ve assembled over the past few years is a very strong one, and with our new structure, we are better poised to execute our expanded strategy and manage our global organization.”

Biographical Information

Bob Doris — Chairman & CEO. Doris co-founded Sonic Solutions along with Mary Sauer in 1986 and has been a director and CEO of the Company since its inception. Prior to founding Sonic, he was president of The Droid Works, a subsidiary of Lucasfilm. Previously, he had been a vice president of Lucasfilm and general manager of the Lucasfilm Computer Division. In his early career, Doris was a consultant in the Menlo Park office of the Boston Consulting Group. He holds A.B., M.B.A. and J.D. degrees, all from Harvard University.

Dave Habiger — President & COO. Dave Habiger joined Sonic in 1993 and has been instrumental in the company’s growth. For the past three years he has been general manager of the Company’s largest division, the Desktop Products Group (now the Roxio Division) where he played a key role in the development of Sonic’s OEM and retail markets for consumer software. He has been responsible for the integration of acquisitions, including the Digital Media Division of Veritas and the Roxio consumer software group into Sonic. In prior roles at Sonic, he has been responsible for Pacific Rim Operations, North American Sales, development of a sales and distribution channel and setting direction for the company’s product lines. Prior to joining Sonic, Habiger was a product manager at the Roscor Corporation, a leading provider of professional video, audio, multimedia and computer-based products and services. He was also a founder of Providence Productions, a media production company. Habiger holds an M.B.A. from the University of Chicago and a B.B.A from St. Norbert College in DePere, WI.

About Sonic Solutions

Sonic Solutions (NASDAQ: SNIC; http://www.sonic.com) is the leader in digital media software, providing a broad range of interoperable, platform independent software tools and applications for creative professionals, business and home users, and technology partners. Sonic’s products range from advanced DVD authoring systems and interactive content delivery technologies used to produce the majority of Hollywood DVD film releases, to the award-winning Roxio- and Sonic-branded CD and DVD creation, playback and backup solutions that have become the premier choice for consumers, prosumers and business users worldwide. Sonic products are globally available from major retailers, online at Sonic.com and Roxio.com, and are bundled with PCs, after-market drives and consumer electronic devices. Sonic’s digital media creation engine is the de facto standard and has been licensed by major software and hardware manufacturers, including Adobe, Microsoft, Scientific-Atlanta, Sony, and many others. Sonic Solutions is headquartered in Marin County, California.

Sonic, the Sonic logo, Sonic Solutions, InterActual, and Roxio are trademarks or registered trademarks of Sonic Solutions or its subsidiaries in the United States and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic Solutions under license.

Contact:

    Carolyn Bass, Rob Walker

    Market Street Partners

    415/445-3234

    investinsonic@sonic.com

    Sonic Solutions

    Clay Leighton, 415/893-8000

    clay_leighton@sonic.com